Exhibit 99.1

For Immediate Release

Contact:	Ken Bond	Deborah Hellinger
	Oracle Investor Relations	Oracle Corporate Communications
	1.650.607.0349	1.212.508.7935
	ken.bond@oracle.com	deborah.hellinger@oracle.com

ORACLE NAMES CHARLES W. MOORMAN IV AND WILLIAM G. PARRETT

TO THE BOARD OF DIRECTORS

REDWOOD SHORES, Calif., May 11, 2018 — The Oracle Board of Directors today announced that it has unanimously elected Charles (Wick) Moorman IV and William G. Parrett to the company’s Board of Directors. The election is effective as of May 9, 2018 and increases the size of the Board to 14 directors.

“We are very pleased to have two exceptional leaders join our Board,” said Larry Ellison, Chairman of the Board of Directors and Chief Technology Officer. Bruce Chizen, Chair of the Nomination and Governance Committee, added, “Wick brings significant technology, risk management and regulatory experience to our Board, while Bill brings valuable auditing and financial expertise. Both Wick and Bill are accomplished executives with extensive experience leading large, complex organizations. We are excited to add two additional independent directors to the Board and we look forward to working with both Wick and Bill.”

Mr. Moorman, 66, is a Senior Advisor to Amtrak. He previously served as President and CEO of Amtrak from August 2016 until January 2018. He was previously Chairman from February 2006, and CEO from November 2005, of Norfolk Southern Corporation until 2015. Prior to 2005, he held various positions in operations, information technology and human resources at Norfolk Southern Corporation after joining in 1975. Mr. Moorman serves as a director of Chevron Corporation and Duke Energy Corporation, and previously served as a director of Norfolk Southern Corporation.

Mr. Parrett, 72, served as the Chief Executive Officer of Deloitte Touche Tohmatsu from 2003 until May 2007. Mr. Parrett joined Deloitte in 1967 and served in a series of roles of increasing responsibility until his retirement in 2007. Mr. Parrett serves as a director of The Blackstone Group L.P., Eastman Kodak Company, Conduent Incorporated and Thermo Fisher Scientific Inc. (through May 23, 2018), and previously served as a director of UBS AG and iGATE Corporation. Mr. Parrett is a Certified Public Accountant with an active license.

All members of Oracle’s Board of Directors serve one-year terms and are expected to stand for election at the company’s next annual meeting of stockholders in November 2018.

About Oracle

Oracle offers a comprehensive and fully integrated stack of cloud applications and platform services. For more information about Oracle (NYSE: ORCL), visit www.oracle.com/investor or contact Investor Relations at investor_us@oracle.com or (650) 506-4073.

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“Safe Harbor” Statement: Statements in this press release relating to Oracle’s future plans, expectations, beliefs, intentions and prospects are “forward-looking statements” and are subject to material risks and uncertainties. Many factors could affect our current expectations and our actual results, and could cause actual results to differ materially. A detailed discussion of these factors and other risks that affect our business is contained in our U.S. Securities and Exchange Commission (“SEC”) filings, including our most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.” Copies of these filings are available online from the SEC, by contacting Oracle Corporation’s Investor Relations Department at (650) 506-4073 or by clicking on SEC Filings on Oracle’s Investor Relations website at http://www.oracle.com/investor. All information set forth in this press release is current as of May 11, 2018. Oracle undertakes no duty to update any statement in light of new information or future events.